NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
FOR IMMEDIATE RELEASE

NorthWestern Reports 2021 Financial Results

Company reports GAAP diluted earnings per share of $3.60 for 2021, affirms 2022 earnings guidance and announces a 1.6% increase to the quarterly dividend -
to $0.63 per share - payable March 31, 2022

BUTTE, MT / SIOUX FALLS, SD - February 10, 2022 - NorthWestern Corporation d/b/a NorthWestern Energy (Nasdaq: NWE) reported financial results for the year ended December 31, 2021.  Net income for the period was $186.8 million, or $3.60 per diluted share, as compared with net income of $155.2 million, or $3.06 per diluted share, for the same period in 2020. This increase was primarily due to higher Montana transmission loads and rates, favorable weather compared to prior period, higher commercial demand as compared to the prior period due to the COVID-19 pandemic related shutdowns, the prior period disallowance of supply costs, and a favorable electric qualifying facilities (QF) liability adjustment as compared with the prior period. These improvements were partly offset by higher operating costs, increased non-recoverable Montana electric supply costs, and higher income tax expense.

Non-GAAP Adjusted diluted earnings per share for the year ended December 31, 2021 was $3.51 and within the $3.43 - $3.58 narrowed guidance range previously communicated. This represents a 4.8% increase over non-GAAP results for the same period in 2020. See “Significant Items Not Contemplated in Guidance” and “Non-GAAP Financial Measures” sections below for more information on these measures.

“We are pleased to announce strong operating and solid financial results for 2021" said Bob Rowe, Chief Executive Officer. "We had a record year of capital investment in the infrastructure and technology that reliably serves our customers, continued to build on our strong employee safety record, made a seamless migration to the Western Energy Imbalance Market, and significantly increased the quality and quantity of our environmental, social and governance practices and disclosures.”

Additional information regarding this release can be found in the earnings presentation found at www.northwesternenergy.com/about-us/investors/financials/earnings

NorthWestern Reports 2021 Financial Results
February 10, 2022

	Year Ended December 31,
(in millions)	2021	2020
Reconciliation of gross margin to utility margin:
Operating Revenues	$1,372.3	$1,198.7
Less: Fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion shown separately below)	425.5	306.2
Less: Operating and maintenance	208.3	203.0
Less: Property and other taxes	173.4	179.5
Less: Depreciation and depletion	187.4	179.7
Gross Margin	377.7	330.3
Plus: Operating and maintenance	208.3	203.0
Plus: Property and other taxes	173.4	179.5
Plus: Depreciation and depletion	187.5	179.7
Utility Margin(1)	$946.8	$892.5
(1) Utility Margin is a Non-GAAP financial measure. See “Non-GAAP Financial Measure” section below.

	Year Ended December 31,
(in millions, except per share amounts)	2021	2020
Consolidated Statements of Income
Revenues	$1,372.3	$1,198.7
Fuel, purchased supply and direct transmission expense (1)	425.5	306.2
Utility Margin (2)	946.8	892.5

Operating and maintenance	208.3	203.0
Administrative and general	101.9	94.1
Property and other taxes	173.4	179.5
Depreciation and depletion	187.5	179.6
Operating Expenses	671.1	656.2
Operating income	275.7	236.2
Interest expense, net	(93.7)	(96.8)
Other income, net	8.3	4.9
Income before income taxes	190.3	144.2
Income tax (expense) benefit	(3.4)	11.0
Net Income	186.8	155.2
Basic Shares Outstanding	51.7	50.6
Earnings per Share - Basic	$3.61	$3.07
Diluted Shares Outstanding	51.9	50.7
Earnings per Share - Diluted	$3.60	$3.06

Dividends Declared per Common Share	$2.48	$2.40
(1) Exclusive of depreciation and depletion.
(2) Utility Margin is a Non-GAAP financial measure.
      See “Non-GAAP Financial Measure” section below and reconciliation of gross margin to utility margin above.

NorthWestern Reports 2021 Financial Results
February 10, 2022

Overview

NorthWestern Corporation, doing business as NorthWestern Energy, provides electricity and/or natural gas to approximately 753,600 customers in Montana, South Dakota Nebraska, and Yellowstone National Park. As you read this discussion and analysis, refer to our Consolidated Statements of Income, which present the results of our operations for 2021, 2020 and 2019. Following is a discussion of our strategy and significant trends.

We are working to deliver safe, reliable and innovative energy solutions that create value for customers, communities, employees and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We seek to deliver value to our customers by providing high reliability and customer service, and an environmentally sustainable generation mix at an affordable price. The energy landscape is changing and we are committed to meeting the changing demands of our customers through continued investment to enhance reliability, security and safety, grid modernization, and integrate even more renewables, while meeting our growing demand for capacity. We are focused on delivering long-term shareholder value through:

•Infrastructure investment focused on a stronger and smarter grid to improve the customer experience, while enhancing grid reliability and safety. This includes automation in distribution and substations that enables the use of changing technology.

•Integrating supply resources that balance reliability, cost, capacity, and sustainability considerations with more predictable long-term commodity prices.

•Continually improving our operating efficiency. Financial discipline is essential to earning our authorized return on invested capital and maintaining a strong balance sheet, stable cash flows, and quality credit ratings.

We expect to pursue these investment opportunities and manage our business in a manner that allows us to be flexible in adjusting to changing economic conditions by adjusting the timing and scale of the projects.

Significant Trends and Regulation

Electric Resource Planning - Montana

A shortage of critical 24/7 power capacity resources is jeopardizing reliability in the Western United States. The accredited capacity of our Montana portfolio of owned and long-term contracted electric generation resources covered approximately 70 percent of our 2021 peak electric requirements, with the remaining capacity shortfall covered through market purchases. A significant number of base-load generation facilities in the state and region have been retired or are scheduled to be retired in the next several years, which may impair grid reliability and increase volatility in market prices. Accordingly, our continued exposure to market purchases is an increasing risk to the availability and affordability of service for our Montana customers.

Future Integrated Resource Planning - We expect to submit an updated integrated resource plan by the end of 2022 or early 2023, followed by an all-source competitive solicitation request for capacity available in 2026. Due to the significant impact of our ownership in Colstrip Unit 4 to the capacity

NorthWestern Reports 2021 Financial Results
February 10, 2022

available in our portfolio, the outcome in the arbitration amongst the co-owners may affect the timing of the submission of this plan.

We remain concerned regarding an overall lack of capacity in the region and our resource adequacy deficit in the near term based on our projections of load by 2025, as a risk to customer reliability and affordability. As such, in addition to the 300 megawatts (MWs) of accredited capacity additions (325 MW nameplate) resulting from the prior integrated resource plan as discussed below, we have reduced our exposure to our projected 725 MW shortfall of accredited capacity by 2025 through a combination of executing short and medium term cost-competitive agreements for 225 MWs of existing capacity in the region. We also expect to have an incremental 200 MWs of capacity resource additions in this period through a combination of new and renewed QF contracts and increases to the forecasted capacity accreditation of existing intermittent resources. This reduction of risk in the near term allows for clarity on the Colstrip arbitration, further development in the western markets, and ongoing technological changes.

January 2020 Request for Proposal - To help meet our critical power capacity and peak demands, as a result of our all-source competitive solicitation request for long-term capacity resources we entered into contracts for 325 MWs of dispatchable capacity resources. These contracts include:

•A 5-year power purchase agreement for 100 MWs of firm capacity and energy products originating predominately from the British Columbia Hydro system starting in January 2023 (Powerex Transaction);
•A 20-year agreement to purchase capacity and ancillary services produced from the 50 MW Beartooth Battery project near Billings, Montana, expected to be online by late 2023 or early 2024; and
•Contracts for the construction of a nameplate capacity 175 MW natural gas-fired generation plant in Yellowstone County, Montana, at a cost of approximately $275 million, including allowance for funds used during constructions (AFUDC), which we will own.

We initially filed an application with the Montana Public Service Commission (MPSC) for advanced approval to construct the 175 MW generation plant in Montana. We subsequently made the difficult decision to withdraw our application in order to meet the targeted commercial operation date of the plant. The upheaval in the construction market and, specifically, timely availability of critical components and escalating labor and construction costs due to the COVID-19 pandemic, necessitates the flexibility to expend capital and make commercial decisions in advance of the timeline established by the MPSC approval docket. The schedule is expected to allow the plant to serve our Montana customers during the 2023-2024 winter season.

On October 21, 2021, the Montana Environmental Information Center and the Sierra Club filed a lawsuit in Montana State Court, against the Montana Department of Environmental Quality and us, alleging the environmental review of our Yellowstone County plant site project was unlawful. This lawsuit could delay the project if the Montana State Court were to require a full Environmental Impact Study regarding the project, set aside the air quality permit granted for the Yellowstone County project, or determine that the underlying environmental statute violates the Montana Constitutional guarantee of a “clean and healthful environment.”

On December 21, 2021, we filed an application with the MPSC for preapproval of the Beartooth Battery agreement as a new capacity resource. This agreement is contingent upon MPSC approval of our application. It is also subject to the risk of the District Court agreeing with the plaintiffs in the litigation challenging the constitutionality of the preapproval statute. The MPSC has not yet established a procedural schedule in this docket but we anticipate an MPSC decision in the fourth quarter of 2022.

NorthWestern Reports 2021 Financial Results
February 10, 2022

Electric Resource Supply - South Dakota

Construction on our new Bob Glanzer Generating Station is nearing completion. The 58 MW natural gas plant in Huron, South Dakota is expected to be online early in the second quarter of 2022 with total construction costs of approximately $80 million ($77.8 million incurred through December 31, 2021).

During the third quarter of 2021, we discontinued our plans to build a 30-40 MW natural gas plant near Aberdeen, South Dakota. Originally expected to be a $60 million project to be in service early in 2024, we were experiencing significant increases in estimated construction cost as a result of global supply chain challenges. As a result of the project discontinuance, we recorded a $1.6 million pre-tax charge for the write-off of preliminary construction costs. Our energy resource plans continue to identify portfolio requirements including potential investments resulting from a completed competitive solicitation process in South Dakota. We expect to file an updated integrated resource plan in late 2022.

Impact of Fuel and Purchase Power Costs

Montana PCCAM - In April 2021, we submitted a filing with the MPSC requesting approval to increase the PCCAM Base forecasted costs used to develop rates for the recovery of electric power costs by approximately $17 million, or potentially a greater increase to reflect current market prices and new capacity contracts. On June 29, 2021, the MPSC approved our request for interim rates reflecting the $17 million increase, subject to refund. The Montana Consumer Counsel (MCC) filed a motion arguing that the PCCAM Base cannot be updated except in a general rate case and asked the MPSC to dismiss the application. On October 5, 2021, the MPSC voted to grant the MCC’s motion to dismiss and on December 2, 2021, the MPSC issued a final order dismissing our application.

In 2021, PCCAM costs exceeded base revenues by approximately $54.1 million, which are allocated 90% to Montana customers and 10% to shareholders. As a result, we deferred $48.7 million of costs during 2021 to be collected from customers (90% of the costs above base) and recorded a reduction in pre-tax earnings of $5.4 million (10% of the variance). These increased costs are not reflected in customer bills and recovered until the subsequent power cost adjustment year, adversely affecting our cash flows and liquidity. We expect to address an adjustment to the PCCAM base in our upcoming Montana electric general rate filing.

Regulatory Update

General Rate Filing – Rate cases are necessary to cover the cost of providing safe, reliable service, while contributing to earnings growth and achieving our financial objectives. We regularly review the need for electric and natural gas rate relief in each state in which we provide service. We anticipate making a Montana electric general rate filing (2021 test year) in mid-2022.

FERC Financial Audit - We are subject to Federal Energy Regulatory Commission's (FERC) jurisdiction and regulations with respect to rates for electric transmission service in interstate commerce and electricity sold at wholesale rates, the issuance of certain securities, and incurrence of certain long-term debt, among other things. The Division of Audits and Accounting in the Office of Enforcement of FERC has initiated a routine audit of NorthWestern Corporation for the period of January 1, 2018 to the present to evaluate our compliance with FERC accounting and financial reporting requirements. We have responded to several sets of data requests as part of the audit process. An audit report has not yet been received from FERC, but is expected during the first quarter of 2022. Management is unable to predict the outcome or timing of the final resolution of the audit.

NorthWestern Reports 2021 Financial Results
February 10, 2022

Supply Chain Challenges

We place significant reliance on our third-party business partners to supply materials, equipment and labor necessary for us to operate our utility and reliably serve current customers and future customers. As a result of current macroeconomic conditions, both nationally and globally, we have recently experienced issues with our supply chain for materials and components used in our operations and capital project construction activities. Issues include higher prices, scarcities/shortages, longer fulfillment times for orders from our suppliers, workforce availability, and wage increases. Should these conditions continue, we could have difficulty completing the operations activities necessary to serve our customers safely and reliably, and/or achieving our capital investment program, which ultimately could result in higher customer utility rates, longer outages, and could have a material adverse impact on our business, financial condition and operations.

See "Electric Resource Supply - South Dakota" section above for discussion of supply chain challenges that have already impacted our business activities. Also, as we developed our forecast of capital expenditures, we estimate that these supply chain challenges have, thus far, increased our 2022 capital spend by approximately 2 percent, and it may go higher.

Financing Activities

We anticipate financing our ongoing maintenance and capital programs with a combination of cash flows from operations, first mortgage bonds and equity issuances. Financing plans are subject to change, depending on capital expenditures, regulatory outcomes, internal cash generation, market conditions and other factors.

Fire Mitigation

With changing weather conditions which include more significant wind events, drought conditions, and warmer air temperatures, we do not consider the fire season specific to a time of year, but rather a condition that may exist at any time of year. Each year’s weather conditions impact these situations differently: early season rains encourage plant growth which fuels fires later in the growing season, and winters with little snow leave dry plant material available for late season fires. The threat is not only in forested areas, where insect infestations and resulting tree death has been severe, but across the entire system including rural areas where grassland fires could be ignited, along with urban areas where extreme weather conditions pose a great risk to heavily populated areas.

Recognizing the risk of significant wildfires in Montana, we are proactively seeking to mitigate wildfire risk through development of a comprehensive Fire Mitigation Plan addressing four key areas: situational awareness, operational practices, system assessment repair and hardening programs, and public safety and communications. This plan builds upon several key initiatives that were initiated and executed over the past several years including our transmission and distribution system infrastructure programs and our hazard tree removal program. Because of ever-increasing wildfire risk, our plan includes greater focus on situational awareness to monitor changing environmental conditions, operational practices that are more reactive to changing conditions, increased frequency of patrol and repairs, and more robust system hardening programs that target higher risk segments in our transmission and distribution systems. We expect to include a request for costs associated with the plan in our 2022 Montana electric rate filing.

Significant Earnings Drivers

Gross Margin
Consolidated gross margin in 2021 was $377.7 million as compared with $330.3 million in 2020, an increase of $47.4 million, or 14.4 percent. This increase was primarily due to higher Montana transmission loads and rates, favorable weather, higher commercial demand as compared to the prior

NorthWestern Reports 2021 Financial Results
February 10, 2022

period due to the COVID-19 pandemic related shutdowns, the prior period disallowance of supply costs, a favorable electric QF liability adjustment as compared with the prior period, and lower property and other taxes, partly offset by higher operating and maintenance expense, depreciation and depletion, and Montana electric supply costs.

Utility Margin 1
Consolidated utility margin for the twelve months ended December 31, 2021 was $946.8 million compared with $892.5 million for the same period in 2020. This $54.3 million increase was a result of a $55.9 million increase to items that have an impact on net income and $1.6 million decrease to items that are offset in operating expenses, property and other tax expense and income tax expense with no impact to net income.

Consolidated utility margin for items impacting net income increased $55.9 million, including:
•$25.1 million increase due to higher transmission rates and demand due to market conditions and pricing and the recognition of approximately $4.7 million of deferred interim revenues;
•$17.1 million increase due to higher electric retail volumes driven by warmer summer weather in both Montana and South Dakota, customer growth, and increased commercial volume as compared to the prior year due to the COVID-19 pandemic related shutdowns, partly offset by warmer overall winter weather in Montana and South Dakota;
•$9.4 million increase due to prior period MSPC disallowance of electric supply costs;
•$4.4 million increase due to a more favorable electric QF liability adjustment compared to the prior period. This adjustment reflects a $7.5 million gain in 2021, as compared with a $3.1 million gain for the same period in 2020, due to the combination of:
◦A $2.6 million favorable reduction in costs for the current contract year to record the annual adjustment for actual output and pricing as compared with a $0.9 million favorable reduction in costs in the prior period;
◦A negative adjustment, increasing the QF liability by $2.1 million, reflecting annual actual contract price escalation, which was more than previously estimated, compared to a favorable adjustment of $2.2 million in the prior year due to lower actual price escalation; and
◦A favorable adjustment of approximately $7.0 million decreasing the QF liability associated with a one-time clarification in contract term.
•$1.3 million increase due to higher natural gas retail volumes were due to improved Montana commercial volumes as compared to the prior year due to the COVID-19 pandemic related shutdowns and customer growth, partly offset by overall warmer weather in all jurisdictions;
•$5.3 million decrease due to higher non-recoverable Montana electric supply costs compared to the prior period;
•$1.2 million decrease due to reduction of rates from the step down of our Montana gas production assets; and
•$5.1 million increase due to other miscellaneous utility margin items.

Consolidated utility margin for items that had no impact on net income decreased $1.6 million, including:
•$4.8 million decrease in revenue for property taxes recovered in trackers, offset by decreased property tax expense;
•$2.5 million increase in revenue due to the decrease in production tax credit benefits passed through to customers in our tracker mechanisms, which are offset by increased income tax expense;
•$0.5 million increase in revenues for gas production taxes recovered in revenue, offset by an increase in property and other taxes; and
1 See “Non-GAAP Financial Measure” section below and reconciliation of gross margin to utility margin above.

NorthWestern Reports 2021 Financial Results
February 10, 2022

•$0.2 million increase in revenue for operating costs included in trackers, offset by an increase in associated operating expense.

Operating and Maintenance Expenses
Consolidated operating and maintenance expenses for the twelve months ended December 31, 2021 were $208.3 million compared with $203.0 million for the same period in 2020. This $5.3 million increase was a result of an $11.4 million increase to items that have an impact on net income and $6.1 million decrease to items that are offset in revenue and other income (expense) with no impact to net income.

Consolidated operating and maintenance expenses for items impacting net income increased $11.4 million, including:
•$4.6 million increase due to maintenance at our electric generation facilities;
•$4.7 million increase due to labor and benefits expenses (increased compensation and medical costs);
•$1.6 million increase due to write off of preliminary construction costs; and
•$0.5 million increase due to other miscellaneous expense.

The change in consolidated operating and maintenance expenses for items that had no impact on net income decreased $6.1 million primarily due to the following:
•$6.3 million decrease due to the regulatory treatment of the non-service cost components of pension and postretirement benefit expense, which is offset in other income; and
•$0.2 million increase due to higher operating expenses included in trackers recovered through revenue.

Administrative and General Expenses
Consolidated administrative and general expenses for the twelve months ended December 31, 2021 were $101.9 million compared with $94.1 million for the same period in 2020. This $7.8 million increase was a result of a $3.6 million increase to items that have an impact on net income and $4.2 million increase to an items that is offset in other income (expense) with no impact to net income.

Consolidated administrative and general expenses for items impacting net income increased $3.6 million, including:
•$2.4 million increase due to higher technology implementation and maintenance expenses;
•$2.0 million increase due to higher litigation expenses;
•$1.5 million increase due to higher insurance expenses;
•$1.0 million increase due to higher labor and benefits expenses due to increased compensation and medical costs;
•$4.5 million decrease due to lower uncollectible accounts expense due to collections of previously written off amounts in the current period. In the second quarter of 2020, we voluntarily suspended service disconnections for non-payment, to help customers who may be financially impacted by the COVID-19 pandemic; and
•$1.2 million increase due to other miscellaneous expense.

The change in consolidated administrative and general expenses for items that had no impact on net income increased $4.2 million primarily due to higher non-employee directors deferred compensation, which is offset in other income (expense).

NorthWestern Reports 2021 Financial Results
February 10, 2022

Property and Other Taxes
Property and other taxes were $173.4 million in 2021, as compared with $179.5 million in 2020. This decrease was primarily due to lower estimated property valuations in Montana partly offset by plant additions.

Depreciation and Depletion Expense
Depreciation and depletion expense was $187.5 million in 2021, as compared with $179.6 million in 2020. This increase was primarily due to plant additions.

Operating Income
Consolidated operating income in 2021 was $275.7 million as compared with $236.2 million in 2020. This increase was primarily driven by higher Montana transmission loads and rates, favorable weather, higher commercial demand as compared to the prior period due to the COVID-19 pandemic related shutdowns, the prior period disallowance of supply costs, a favorable electric QF liability adjustment as compared with the prior period, and lower property and other taxes, partly offset by higher operation and maintenance expense, higher depreciation expense, and higher administrative and general expense.

Interest Expense
Consolidated interest expense in 2021 was $93.7 million, as compared with $96.8 million in 2020. This decrease was primarily due to higher capitalization of AFUDC and lower FERC deferrals, partly offset by higher borrowings.

Other Income
Consolidated other income was $8.3 million in 2021 as compared to $4.9 million in 2020. This increase was primarily due to higher capitalization of AFUDC and higher interest income, partly offset by $2.1 million in items offset in operating expenses. Items offset in operating expenses include a $6.3 million increase in pension expenses and a $4.2 million increase in the value of deferred shares held in trust for non-employee directors deferred compensation.

Income Tax
Consolidated income tax expense in 2021 was $3.4 million as compared with an income tax benefit of $11.0 million in 2020. Our effective tax rate for the twelve months ended December 31, 2021 was 1.8% as compared with (7.6)% for the same period of 2020. We currently estimate effective tax rate will range between 0% to 3% in 2022. The effective tax rate is expected to gradually increase to approximately 15 percent by 2026.

The following table summarizes the differences between our effective tax rate and the federal statutory rate for the periods:

NorthWestern Reports 2021 Financial Results
February 10, 2022

(in millions)	Year Ended December 31,
	2021		2020
Income Before Income Taxes	$190.3		$144.2

Income tax calculated at federal statutory rate	40.0	21.0%	30.3	21.0%

Permanent or flow through adjustments:
State income, net of federal provisions	0.4	0.1%	(1.5)	(1.1)%
Flow-through repairs deductions	(21.9)	(11.5)%	(23.8)	(16.5)%
Production Tax Credits	(11.5)	(6.1)%	(13.1)	(9.1)%
Plant and depreciation of flow through items	(0.9)	(0.6)%	0.1	0.1%
Amortization of excess deferred income taxes	(0.6)	(0.3)%	(1.0)	(0.7)%
Prior year permanent return to accrual adjustments	—	—%	(1.7)	(1.2)%
Other, net	(2.1)	(0.8)%	(0.3)	(0.1)%
Subtotal	(36.6)	(19.2)%	(41.3)	(28.6)%

Income Tax Expense (Benefit)	$3.4	1.8%	$(11.0)	(7.6)%

Net Income
Consolidated net income for the twelve months ended December 31, 2021 was $186.8 million as compared with $155.2 million for the same period in 2020.

NorthWestern Reports 2021 Financial Results
February 10, 2022

Reconciliation of Primary Changes from 2020 to 2021

	Year Ended December 31,
(in millions, except per share amounts)	Pretax Income	Net (1) Income	Diluted EPS
2020 reported	$144.2	$155.2	$3.06

Higher Montana electric transmission revenue	25.1	18.7	0.37
Higher electric retail volumes	17.1	12.8	0.25
Prior period disallowance of supply costs	9.4	7.0	0.14
Electric QF liability adjustment	4.4	3.3	0.06
Higher Montana natural gas volumes	1.3	1.0	0.02
Higher income tax expense	—	(2.1)	(0.04)
Higher operating costs impacting net income	(15.0)	(11.2)	(0.22)
Higher depreciation and depletion	(7.8)	(5.8)	(0.11)
Higher non-recoverable Montana electric supply costs	(5.3)	(4.0)	(0.08)
Other	16.9	11.9	0.23
Impact of changes in share count	—	—	(0.08)
Subtotal	46.1	31.6	0.54

2021 reported	$190.3	$186.8	$3.60

(1) Income tax benefit or expense calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.

Liquidity and Capital Resources
As of December 31, 2021, our total net liquidity was approximately $79.8 million, including $2.8 million of cash and $77.0 million of revolving credit facility availability. In addition, our liquidity was further enhanced by the forward equity sale agreements noted below, which could have been physically settled with common shares in exchange for cash of $286.1 million. This compares to total net liquidity one year ago at December 31, 2020 of $233.8 million.

In April 2021, we entered into an Equity Distribution Agreement with BofA Securities, Inc., CIBC World Markets Corp, Credit Suisse Securities (USA) LLC, and J.P. Morgan Securities LLC, collectively the sales agents, pursuant to which we may offer and sell shares of our common stock from time to time, having an aggregate gross sales price of up to $200.0 million, through an At-the-Market (ATM) offering program, including an equity forward sales component. This is a three-year agreement, expiring on February 11, 2024. During the three months ended December 31, 2021, we issued 46,723 shares of our common stock under the ATM program at an average price of $58.49, for net proceeds of $2.7 million. During the twelve months ended December 31, 2021, we issued 1,966,117 shares of our common stock under the ATM program at an average price of $63.81, for net proceeds of $124.2 million, which is net of sales commissions and other fees paid of approximately $1.3 million. We do not expect to utilize the ATM program during 2022.

In November 2021, we entered into forward equity agreements in connection with a completed $373.8 million public offering of approximately 7.0 million shares of our common stock. The initial forward agreement was for 6.1 million shares with an additional 0.9 million shares exercised at the option of the banking counterparty. Of the total 7.0 million shares of common stock offered, we initially sold 1.4

NorthWestern Reports 2021 Financial Results
February 10, 2022

million shares, for $75.0 million in gross proceeds, directly to the underwriters in the offering, with cash proceeds received at closing.

At December 31, 2021, the forward agreements could have been settled with physical delivery of approximately 5.6 million common shares to the banking counterparty in exchange for cash of $286.1 million. The forward instruments could have also been settled at December 31, 2021, with delivery of approximately $24.4 million of cash or approximately 0.4 million shares of common stock to the counterparty, if we unilaterally elected to net cash or net share settlement, respectively.

The forward price used to determine amounts due at settlement is calculated based on the November 2021 public offering price for our common stock of $53.50, net of underwriting discount, for an initial forward settlement price of $51.8950 per share. The initial forward settlement price is, increased for the overnight bank funding rate, less a spread of 0.75 percent and less expected dividends on our common stock during the period the instruments are outstanding.

We may settle the agreements at any time up to the maturity date of February 28, 2023. Depending on settlement timing, if we elect to physically settle by delivering shares of common stock, cash proceeds are expected to be approximately $269.8 million to $286.1 million. Forward equity instruments were recognized within stockholders’ equity at fair value at the execution of the agreements and will not be subsequently adjusted until settlement.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common dividend of $0.63 per share (a 1.6% increase over the prior quarter's dividend) payable March 31, 2022 to common shareholders of record as of March 15, 2022. Over the longer-term, we expect to maintain a dividend payout ratio within a targeted 60-70% range.

Significant Items Not Contemplated in Guidance
We reported GAAP earnings of $3.60 per diluted share for the year-ended December 31, 2021 and $3.06 per diluted share for the same period in 2020. Adjusted Non-GAAP earnings per diluted share for the same periods are $3.51 and $3.35, respectively. This represents a 4.8% increase in Adjusted Non-GAAP earnings. A reconciliation of items not factored into our Adjusted Non-GAAP diluted earnings per share are summarized below. The amount below represents a non-GAAP measure that may provide users of this data with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

NorthWestern Reports 2021 Financial Results
February 10, 2022

(in millions, except per share amounts)
Nine Months Ended September 30, 2021				Q4 2021			Full Year 2021
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2021 Reported GAAP	$139.4	$135.5	$2.64	$50.9	$51.3	$0.96	$190.2	$186.8	$3.60

Non-GAAP Adjustments:
QF Liability - adjustment associated with one-time clarification of contract term	(7.4)	(5.5)	(0.11)	0.5	0.4	0.01	(6.9)	(5.2)	(0.10)
Remove impact of (favorable) unfavorable weather	(4.1)	(3.1)	(0.06)	5.2	3.9	0.07	1.1	0.8	0.01

2021 Adj. Non-GAAP	$127.9	$126.9	$2.47	$56.6	$55.6	$1.04	$184.4	$182.4	$3.51

Nine Months Ended September 30, 2020				Q4 2020			Full Year 2020
	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS	Pre-tax Income	Net(1) Income	Diluted EPS(2)
2020 Reported GAAP	$96.4	$101.6	$2.01	$47.8	$53.6	$1.06	$144.2	$155.2	$3.06

Non-GAAP Adjustments:
Remove impact of unfavorable weather	4.1	3.1	0.06	5.7	4.3	0.08	9.8	7.3	0.14
Disallowance of prior period supply costs	—	—	—	9.9	7.4	0.15	9.9	7.4	0.15

2020 Adj. Non-GAAP	$100.5	$104.7	$2.07	$63.4	$65.3	$1.29	$163.9	$169.9	$3.35

(1) Income tax benefit or expense calculation on reconciling items assumes blended federal plus state effective tax rate of 25.3%.
(2) Due to changes in the quarterly diluted share count, full year EPS may be +/- $0.01 different than the sum of the quarters.

2022 Earnings Guidance Affirmed
NorthWestern affirms its 2022 earnings guidance range of $3.20 - $3.40 per diluted share based upon, but not limited to, the following major assumptions and expectations:
•Normal weather in our electric and natural gas service territories;
•Continued delay, or elimination, of the fixed cost recovery mechanism for Montana electric;
•A consolidated income tax rate of approximately 0% to 3% of pre-tax income; and
•Diluted shares outstanding of approximately 55.6 million to 56.2 million.

Company Hosting Investor Webinar
NorthWestern will host an investor webinar on Monday, February 14, 2022, at 3:00 p.m. Eastern time to review its financial results for the year ending December 31, 2021.

NorthWestern Reports 2021 Financial Results
February 10, 2022

The conference call will be webcast live on the Internet at www.northwesternenergy.com/about-us/investors/financials/earnings heading or by visiting https://us06web.zoom.us/webinar/register/WN_a4BtViSUQPiQcZkCK9s9fQ. To participate, please go to the site at least 10 minutes in advance of the webcast to register. An archived webcast will be available shortly after the call and remain active for one year.

About NorthWestern Energy
NorthWestern Corporation, doing business as NorthWestern Energy, provides essential energy infrastructure and valuable services that enrich lives and empower communities while serving as long-term partners to our customers and communities. We are working to deliver safe, reliable, and innovative energy solutions that create value for customers, communities, employees, and investors. This includes bridging our history as a regulated utility safely providing low-cost and reliable service with our future as a globally-aware company offering a broader array of services performed by highly-adaptable and skilled employees. We provide electricity and / or natural gas to approximately 753,600 customers in Montana, South Dakota, Nebraska, and Yellowstone National Park. We have provided service in South Dakota and Nebraska since 1923 and in Montana since 2002

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Utility Margin, Adjusted Non-GAAP pretax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company’s financial performance, financial position or cash flows that excludes (or includes) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.

We define Utility Margin as Operating Revenues less fuel, purchased supply and direct transmission expense (exclusive of depreciation and depletion) as presented in our Consolidated Statements of Income. This measure differs from the GAAP definition of Gross Margin due to the exclusion of Operating and maintenance, Property and other taxes, and Depreciation and depletion expenses, which are presented separately in our Consolidated Statements of Income. A reconciliation of Utility Margin to Gross Margin, the most directly comparable GAAP measure, is included above.

Management believes that Utility Margin provides a useful measure for investors and other financial statement users to analyze our financial performance in that it excludes the effect on total revenues caused by volatility in energy costs and associated regulatory mechanisms. This information is intended to enhance an investor's overall understanding of results. Under our various state regulatory mechanisms, as detailed below, our supply costs are generally collected from customers. In addition, Utility Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs, as well as to analyze how changes in loads (due to weather, economic or other conditions), rates and other factors impact our results of operations. Our Utility Margin measure may not be comparable to that of other companies' presentations or more useful than the GAAP information provided elsewhere in this report.

Management also believes the presentation of Adjusted Non-GAAP pre-tax income, Adjusted Non-GAAP net income and Adjusted Non-GAAP Diluted EPS is more representative of normal earnings than GAAP pre-tax income, net income and EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings. The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

NorthWestern Reports 2021 Financial Results
February 10, 2022

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under "Significant Items Not Contemplated in Earnings." Forward-looking statements involve risks and uncertainties, which could cause actual results or outcomes to differ materially from those expressed. We caution that while we make such statements in good faith and believe such statements are based on reasonable assumptions, including without limitation, management's examination of historical operating trends, data contained in records and other data available from third parties, we cannot assure you that we will achieve our projections. Factors that may cause such differences include, but are not limited to:

•adverse determinations by regulators, as well as potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, could have a material effect on our liquidity, results of operations and financial condition;
•the impact of extraordinary external events and natural disasters, such as the COVID-19 pandemic, earthquake, flood, drought, lightning, weather, wind, and fire, on our liquidity, results of operations and financial condition;
•Acts of terrorism, cybersecurity attacks, data security breaches, or other malicious acts that cause damage to our generation, transmission, or distribution facilities, information technology systems, or result in the release of confidential customer, employee, or Company information;
•Supply chain constraints and their impact on capital expenditures, operating activities, and/or our ability to safely and reliably serve our customers;
•changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;
•unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase operating costs or may require additional capital expenditures or other increased operating costs; and
•adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

Our 2021 Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:                    Media Contact:
Travis Meyer (605) 978-2967                    Jo Dee Black (866) 622-8081
travis.meyer@northwestern.com                jodee.black@northwestern.com